EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST COMPLETES REFINANCING OF 22-HOTEL PORTFOLIO
DALLAS, April 9, 2018 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has successfully refinanced a mortgage loan with an existing outstanding balance totaling approximately $972 million. The previous mortgage loan that was refinanced was the Highland Pool loan with a final maturity date in April 2021. The new loan totals $985 million and is expected to result in annual interest savings of approximately $11 million.
The new mortgage loan has a two-year initial term and five one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 3.20%. The loan is secured by twenty-two hotels: Courtyard Boston Downtown, Courtyard Denver, Courtyard Gaithersburg, Courtyard Savannah, Hampton Inn Parsippany, Hilton Parsippany, Hilton Tampa, Hilton Garden Inn Austin, Hilton Garden Inn BWI, Hilton Garden Inn Virginia Beach, Hyatt Windwatch Long Island, Hyatt Savannah, Marriott DFW Airport, Marriott Omaha, Marriott San Antonio, Marriott Sugarland, Renaissance Palm Springs, Ritz-Carlton Atlanta, Residence Inn Tampa, Churchill, Melrose and Silversmith.
“This refinancing is a successful continuation of our recent debt capital market strategies to create shareholder value by extending our loan maturity schedule as well as significantly lowering our spread, which we expect to result in substantial interest expense savings,” said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer. “Our five most recent financings have capitalized on the attractive lending market and we believe will result in approximately $31 million of combined annual interest savings compared to the prior loan agreements. We will continue to look for additional opportunities to enhance our operational performance and value.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: timing of closing of the transaction and satisfaction of conditions to closing, general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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